UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2006

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Boulevard

South San Francisco, CA 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 624-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.            Entry into a Material Definitive Agreement.

On May 30, 2006, the Board of Directors of Rigel Pharmaceuticals, Inc. (the “Company”) approved the terms of a bonus plan for 2006. The bonus plan provides for the payment of cash bonuses to executive officers and other senior level employees of the Company for services to be performed in 2006. The bonus plan was adopted to attract, motivate and retain the Company’s executive officers and other senior level employees and will be based on business performance and the discretion of Rigel’s Board of Directors or the Compensation Committee.

Under the plan, bonuses may range from 0% to a maximum of 33% of the recipient’s 2006 base salary. The percentage of base salary used to determine bonus amounts varies by the level of employee. The target bonuses for recipients will be based on the achievement of objective performance goals relating to the Company’s clinical development of current product candidates, expansion of the pipeline of new product candidates and cash position by the end of 2006. The Board of Directors or the Compensation Committee may revise any of the performance goals or target bonus amounts at any time. Payment of the cash bonuses is subject to approval by the Board of Directors and the Compensation Committee at the beginning of 2007.

ITEM 5.02.                                    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 30, 2006, the Board of Directors of the Company promoted Ryan Maynard from the position of Corporate Controller to Vice President of Finance and Acting Chief Financial Officer of Rigel, effective as of June 1, 2006.

Mr. Maynard, age 36, joined Rigel in September 2001 as Corporate Controller and was appointed as an Assistant Secretary in October 2001. Beginning January 2004, Mr. Maynard also served as a Senior Director and in October 2005 he was promoted to Executive Director of Finance, Accounting and Purchasing. Prior to joining Rigel, Mr. Maynard was Corporate Controller and Director of Finance and Accounting for Personify, Inc., an ecommerce software company, from November 1999 to April 2001.
Mr. Maynard holds a B.S. degree in Commerce – Accounting from Santa Clara University and is also a certified public accountant.

Mr. Maynard does not have an employment agreement with Rigel Pharmaceuticals and is employed at will.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGEL PHARMACEUTICALS, INC.

Dated: June 1, 2006
	By:	/s/ Dolly Vance
Dolly Vance
Vice President, General Counsel and Corporate Secretary